UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2018

ULTRAGENYX PHARMACEUTICAL INC.

(Exact name of registrant as specified in charter)

Delaware	001-36276	27-2546083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 483-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ultragenyx Pharmaceutical Inc. (the “Company”) today announced that Wladimir Hogenhuis, M.D., has been appointed as the Company’s Chief Operating Officer, effective as of September 28, 2018.

Dr. Hogenhuis, age 54, is a 24-year veteran of the pharmaceutical industry. Prior to the Company, Dr. Hogenhuis spent the last six years at GlaxoSmithKline plc, a global healthcare group (“GSK”), where he initially served as Senior Vice President and General Manager, Cardiovascular, Metabolic and Neurosciences Franchise and then as Senior Vice President and General Manager, Specialty Franchise. Prior to GSK, Dr. Hogenhuis served in a variety of commercial management roles at Merck & Co., Inc., a global biopharmaceutical company.

In connection with Dr. Hogenhuis’ appointment, the Company and Dr. Hogenhuis entered into an offer letter dated August 2, 2018 (the “Offer Letter”). Pursuant to the Offer Letter, Dr. Hogenhuis will receive an initial base salary of $515,000 per year and will be eligible to participate in the Company’s discretionary annual bonus program with a target bonus opportunity of 50% of his base salary, subject to the achievement of financial and other goals. In addition, the Company will provide Dr. Hogenhuis with a one-time sign-on bonus of $200,000, less applicable withholdings and subject to certain limitations. Subject to approval by the Company’s Board of Directors, the Company will also grant Dr. Hogenhuis a stock option to purchase 75,000 shares of the Company’s common stock (the “Option”) and 15,000 restricted stock units (the “RSUs”) pursuant to the Company’s 2014 Incentive Plan (the “Plan”). The exercise price for the Option will be set at the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. The Option will vest over four years, with 25 percent of the Option vesting on the first anniversary of the date of grant, and 1/48th of the Option vesting monthly thereafter. The RSUs will vest annually over a four-year period from the date of grant. Vesting of the Option and RSUs will be subject to Dr. Hogenhuis’ continued employment by the Company. The Option and RSUs will be governed by the Company’s standard form of award agreements and the Plan. Dr. Hogenhuis will also be eligible to receive as severance, among other things, the equivalent of one year of his then-current base salary if he is terminated without Cause (as defined in the Offer Letter) or resigns due to a Constructive Termination (as defined in the Offer Letter). Dr. Hogenhuis’ equity-based compensation awards are also subject to accelerated vesting if, following a Covered Transaction (as defined in the Offer Letter), he is terminated without Cause or resigns due to a Constructive Termination.

The foregoing description of the Offer Letter is only a summary and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1.

The Company will enter into its standard form of indemnification agreement with Dr. Hogenhuis, which will require the Company to indemnify Dr. Hogenhuis against certain liabilities that may arise as a result of his status or service as an executive officer of the Company. The description of the Company’s standard form of indemnification agreement is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2014.

A copy of the Company’s press release announcing the appointment of Dr. Hogenhuis is filed as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated August 2, 2018
99.1	Press Release, dated September 17, 2018

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2018	Ultragenyx Pharmaceutical Inc.

	By:	/s/ Shalini Sharp
Shalini Sharp
Executive Vice President, Chief Financial Officer